CERTIFICATE OF DESIGNATION
                                       OF
                     SERIES H 8% CONVERTIBLE PREFERRED STOCK
                                       OF
                                  EQUITEX, INC.

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                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
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         Equitex, Inc., a corporation organized and existing under the General
Corporation Law of the State of Delaware (the "CORPORATION"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on June 21, 2001 pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "BOARD OF DIRECTORS" or the "BOARD") in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.01 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

         Series H 8% Convertible Preferred Stock:

                                    ARTICLE 1
                                   DEFINITIONS

         The terms defined in this Article whenever used in this Certificate of Designation have the following respective meanings:

         (a) "CAPITAL SHARES" means the Common Shares and any other shares of any other class or series of capital stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Corporation.

         (b) "COMMON SHARES" or "COMMON STOCK" means shares of common stock, par value $.02 per share, of the Corporation.

         (c) "CONVERSION DATE" means July 13, 2001 or, at the option of the Corporation, a date earlier than July 13, 2001, provided that the Corporation has received subscriptions for at least 3,000 shares of Series H Preferred Stock.

         (d) "CONVERSION RATe" has the meaning set forth in Section 6.1.

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         (e) "CORPORATION" means Equitex, Inc., a Delaware corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Corporation's assets, or otherwise.

         (f) "DEFAULT DIVIDEND RATE" is equal to the Dividend Rate plus an additional 4% per annum.

         (g) "DIVIDEND PAYMENT DUE DATE" means the Conversion Date.

         (h) "DIVIDEND RATE" means 8% per annum, computed on the basis of a 360-day year.

         (i) "HOLDER" means initial purchaser of the Series H Preferred Stock, any successor thereto, or any Person or Persons to whom the Series H Preferred Stock is subsequently transferred in accordance with the provisions hereof.

         (j) "ISSUE DATE" means, as to any share of Series H Preferred Stock, the date of issuance of such share.

         (k) "JUNIOR SECURITIES" means all capital stock of the Corporation except for the Series H Preferred Stock.

         (l) "LIQUIDATION PREFERENCE" means, with respect to a share of the Series H Preferred Stock, an amount equal to the sum of (i) the Stated Value thereof, PLUS (ii) the aggregate of all accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not the Dividend Payment Due Date has occurred) on such share of Series H Preferred Stock until the Dividend Payment Due Date; PROVIDED that, in the event of an actual liquidation, dissolution or winding up of the Corporation, the amount referred to in clause (iii) above shall be calculated by including accrued and unpaid dividends to the actual date of such liquidation, dissolution or winding up, rather than the Dividend Payment Due Date referred to above.

         (m) "MARKET PRICE" per Common Share means the arithmetic mean of the closing bid prices of the Common Shares as reported on Nasdaq for the five Trading Days during any Valuation Period; PROVIDED, if such security is not listed or admitted to trading on Nasdaq, then as reported on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing bid price of such security on the over-the-counter market on the day in question as reported by Bloomberg LP, or a similar generally accepted reporting service, for the five Trading Days during any Valuation Period.

         (n) "NASDAQ" means the Nasdaq SmallCap Market.

         (o) "OUTSTANDING", when used with reference to Common Shares or Capital Shares (collectively, "SHARES"), means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of

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outstanding scrip or any certificates representing fractional interests in such
Shares; PROVIDED, HOWEVER, that any such Shares directly or indirectly owned or held by or for the account of the Corporation or any Subsidiary of the Corporation shall not be deemed "OUTSTANDING" for purposes hereof.

         (p) "PERSON" means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

         (q) "SEC" means the United States Securities and Exchange Commission.

         (r) "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

         (s) "SERIES H PREFERRED SHARES" or "SERIES H PREFERRED STOCK" means the shares of Series H 8% Convertible Preferred Stock of the Corporation or such other convertible preferred stock of the Corporation as may be exchanged therefore.

         (t) "STATED VALUE" has the meaning set forth in Article 2.

         (u) "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Corporation.

         (v) "TRADING DAY" means any day on which (a) purchases and sales of securities authorized for quotation on Nasdaq are reported thereon, (b) no event which results in a material suspension or limitation of trading of the Common Shares on Nasdaq has occurred and (c) at least one bid for the trading of Common Shares is reported on Nasdaq.

         All references to "CASH" or "$" herein mean currency of the United States of America.

                                   ARTICLE 2
                             DESIGNATION AND AMOUNT

         The designation of this series, which consists of 3,500 shares of Preferred Stock, shall be Series H 8% Convertible Preferred Stock (the "SERIES H PREFERRED STOCK") and the stated value shall be $1,000 per share (the "STATED VALUE").

                                    ARTICLE 3
                                      RANK

         The Series H Preferred Stock shall rank pari passu with all other preferred stock of the Corporation.

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                                    ARTICLE 4
                                    DIVIDENDS

         (a) (i) The Holder shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the Dividend Rate on the Stated Value of each share of Series H Preferred Stock. Dividends on the Series H Preferred Stock shall accrue from the Issue Date and all accrued but unpaid dividends shall be payable on the Conversion Date; PROVIDED, HOWEVER, that if any dividend is not paid in full on the Conversion Date, dividends shall thereafter accrue and be payable at the Default Dividend Rate on the Stated Value of each share of Series H Preferred Stock until all accrued dividends are paid in full. Dividends on the Series H Preferred Stock shall be cumulative from the Issue Date, whether or not declared for any reason, including if such declaration is prohibited under any outstanding indebtedness or borrowings of the Corporation or any of its Subsidiaries, or any other contractual provision binding on the Corporation or any of its Subsidiaries, and whether or not there shall be funds legally available for the payment thereof.

              (ii) Each dividend shall be payable on the Conversion Date to the Holders of record of shares of the Series H Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record date, as shall be fixed by the Board of Directors.

              (iii) At the option of the Corporation, the dividend shall be paid either (x) in cash or (y) through the issuance of duly and validly authorized and issued, fully paid and nonassessable shares of the Common Stock in accordance with the provisions of Section 6.1; PROVIDED, HOWEVER, that if no funds are legally available for the payment of cash dividends on the Series H Preferred Stock, dividends shall be paid as provided in clause (y) above.

         (b) Except as provided in Section 4(d) hereof, the Holder shall not be entitled to any dividends in excess of the cumulative dividends, as herein provided, on the Series H Preferred Stock.

         (c) So long as any shares of the Series H Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment or other distribution declared or made upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan (including a stock option plan) of the Corporation or any Subsidiary) for any consideration by the Corporation, directly or indirectly, nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any Junior Securities, unless in each case (i) the full cumulative dividends required to be paid in cash on all outstanding shares of the Series H Preferred Stock shall have been paid or set apart for payment for all past dividends with respect to the Series H Preferred Stock and (ii) sufficient funds shall have been paid or set apart for the payment of the dividends with respect to the Series H Preferred Stock.

         (d) If the Corporation shall at any time or from time to time after the Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or

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property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spin-off) on shares of its Common Stock, then, and in each such case, in addition to the dividend obligation of the Corporation specified in Section 4(a) hereof, the Corporation shall declare, order, pay and make the same dividend or distribution to each Holder of Series G Preferred Stock as would have been made with respect to the number of Common Shares the Holder would have received had it converted all of its Series H Preferred Shares immediately prior to such dividend or distribution.

                                   ARTICLE 5
              LIQUIDATION PREFERENCE; MERGERS, CONSOLIDATIONS, ETC.

              (a) If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 30 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made to the holders of any shares of capital stock of the Corporation upon liquidation, dissolution or winding-up unless prior thereto, the Holders of shares of Series H Preferred Stock, subject to this Article 5, shall have received the Liquidation Preference with respect to each share.

              (b) In case the Corporation shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another Person (where the Corporation is not the survivor or where there is a change in or distribution with respect to the Common Stock of the Corporation), sell, convey, transfer or otherwise dispose of all or substantially all its property, assets or business to another Person, effectuate a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or dispose of more than 70% of the voting power of the Corporation in the acquisition, by merger or otherwise, of Nova Financial Systems, Inc. and Key Financial Systems, Inc., the spin-off of the Subsidiary of the Corporation known as Equitex 2000, Inc. (as described in the Corporation's Definitive Proxy Statement on Schedule 14A dated May 16, 2001), or the sale, transfer or merger of nMortgage, Inc. (each, a "FUNDAMENTAL CORPORATE CHANGE") and, pursuant to the terms of such Fundamental Corporate Change, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("OTHER PROPERTY"), are to be received by or distributed to the holders of Common Stock of the Corporation, then each Holder of Series H Preferred Stock shall have the right thereafter, at its sole option, either:

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         (x) to require the Corporation to deem such Fundamental Corporate
     Change to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute, upon consummation of and as a condition to, such Fundamental Corporate Change an amount equal to the Liquidation Preference with respect to each outstanding share of Series H Preferred Stock (all Holders of Series H Preferred Stock shall be deemed to have elected this option if at least a majority in interest of such Holders elect this option);

         (y) to receive the number of shares of common stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of Common Stock into which such Series H Preferred Stock may be converted immediately prior to such Fundamental Corporate Change; or

         (z) to require the Corporation, or such successor, resulting or purchasing corporation, without benefit of any additional consideration therefor, to execute and deliver to the Holder shares of its preferred stock with substantially identical rights, preferences, privileges, powers, restrictions and other terms as the Series H Preferred Stock equal to the number of shares of Series H Preferred Stock held by such Holder immediately prior to such Fundamental Corporate Change.

         For purposes of this Section 5(b), "COMMON STOCK OF THE SUCCESSOR OR ACQUIRING CORPORATION" shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The provisions of Section 5(b) shall similarly apply to successive Fundamental Corporate Changes.

                                   ARTICLE 6
                          CONVERSION OF PREFERRED STOCK

         SECTION 6.1 Automatic Conversion

         The outstanding shares of Series H Preferred Stock shall immediately and automatically and without any further action on the part of the Holder, convert upon the Conversion Date. On the Conversion Date, each share of Series H Preferred Stock will be converted into 200 shares of Common Stock and a warrant to purchase 200 shares of Common Stock (the "CONVERSION RATE").

         (a) At the Corporation's option, the amount of accrued and unpaid dividends as of the Conversion Date (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a Dividend Payment Due Date has occurred since the last dividend payment) shall not be subject to conversion but instead may be paid in cash as of the Conversion Date; if the Corporation elects to convert the amount of such

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accrued and unpaid dividends at the Conversion Date into Common Stock, the
Common Stock issued to the Holder shall be valued at the applicable Market
Price.

         SECTION 6.2 Fractional Shares

         No fractional Common Shares or scrip representing fractional Common Shares shall be issued upon conversion of the Series H Preferred Stock. Instead of any fractional Common Shares which otherwise would be issuable upon conversion of the Series H Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction.


         SECTION 6.3 Certain Conversion Limitations

         (a) Notwithstanding anything herein to the contrary, the Holder shall not have the right, and the Corporation shall not have the obligation, to convert all or any portion of the Series H Preferred Stock (and the Corporation shall not have the right to pay dividends on the Series H Preferred Stock in shares of Common Stock) if and to the extent that the issuance to the Holder of shares of Common Stock upon such conversion (or payment of dividends) would result in the Holder being deemed the "beneficial owner" of more than 5% of the then Outstanding shares of Common Stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent a Holder from being deemed the beneficial owner of more than 5% of the then Outstanding shares of Common Stock, then the Corporation shall redeem so many of such Holder's shares (the "REDEMPTION SHARES") of Series H Preferred Stock as are necessary to cause such Holder to be deemed the beneficial owner of not more than 5% of the then Outstanding shares of Common Stock. Upon such determination by a court of competent jurisdiction, the Redemption Shares shall immediately and without further action be deemed returned to the status of authorized but unissued shares of Series H Preferred Stock, and the Holder shall have no interest in or rights under such Redemption Shares. Any and all dividends paid on or prior to the date of such determination shall be deemed dividends paid on the remaining shares of Series H Preferred Stock held by the Holder. Such redemption shall be for cash at a redemption price equal to the sum of (i) the Stated Value of the Redemption Shares and (ii) any accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a Dividend Payment Due Date has occurred since the last dividend payment) to the date of such redemption.

         (b) Notwithstanding anything herein to the contrary, if and to the extent that, on any date (the "SECTION 16 DETERMINATION DATE"), the holding by the Holder of shares of the Series H Preferred Stock would result in the Holder's becoming subject to the provisions of Section 16(b) of the Exchange Act in virtue of being deemed the "beneficial owner" of more than 10% of the then Outstanding shares of Common Stock, then the Holder shall not have the right, and the Corporation shall not have the obligation, to convert so many of such Holder's shares of Series H Preferred Stock (the "SECTION 16 REDEMPTION SHARES") as shall cause such Holder to be deemed the beneficial owner of more than 10% of the then Outstanding shares of Common Stock during the period ending 60 days after the Section 16 Determination Date. If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent a Holder

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from being deemed the beneficial owner of more than 10% of the then Outstanding shares of Common Stock for the purposes of such Section 16(b), then the Corporation shall redeem the Section 16 Redemption Shares. Upon such determination by a court of competent jurisdiction, the Section 16 Redemption Shares shall immediately and without further action be deemed returned to the status of authorized but unissued shares of Series H Preferred Stock, and the Holder shall have no interest in or rights under such Section 16 Redemption Shares. Any and all dividends paid on or prior to the date of such determination shall be deemed dividends paid on the remaining shares of Series H Preferred Stock held by the Holder. Such redemption shall be for cash at a redemption price equal to the sum of (i) the Stated Value of the Section 16 Redemption Shares and (ii) any declared and unpaid dividends to the date of such redemption.

         (c) Unless the Corporation shall have obtained the approval of its voting stockholders to such issuance in accordance with the rules of Nasdaq or any other stock market rules with which the Corporation shall be required to comply, but only to the extent required thereby, the Corporation shall not issue shares of Common Stock (i) upon conversion of any shares of Series H Preferred Stock or (ii) as a dividend on the Series H Preferred Stock, if such issuance of Common Stock, when added to the number of shares of Common Stock previously issued by the Corporation (x) upon conversion of shares of the Series H Preferred Stock, (y) upon exercise of the Warrants issued pursuant to the terms of the conversion and (z) in payment of dividends on the Series H Preferred Stock, would equal or exceed 20% of the number of shares of the Corporation's Common Stock which were issued and Outstanding on the Issue Date (the "MAXIMUM ISSUANCE AMOUNT"). If the Corporation would be required to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Corporation shall honor such conversion request by (a) converting the number of shares of Series H Preferred Stock owned by the Holder which is not in excess of the Maximum Issuance Amount and (b) redeeming the remaining number of shares of Series H Preferred Stock in cash at a price equal to the Stated Value thereof, together with all accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a Dividend Payment Due Date has occurred since the last dividend payment). If the Corporation shall elect to pay a dividend in shares of Common Stock which would require the Corporation to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Corporation shall pay (1) a dividend in a number of shares of Common Stock equal to one less than the Maximum Issuance Amount and (2) the balance of the dividend in cash.

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         SECTION 6.4 Mechanics of Conversion

         Within 10 days of the Conversion Date, the Company shall issue and deliver or cause to be issued and delivered to the Holder of the Series H Preferred Stock, or to its nominee or nominees: (i) a certificate or certificate for the number of shares of Common Stock issued in accordance with Section 6.1 and if authorized by the Corporation, the number of shares of Common Stock issued for accrued and unpaid dividends in accordance with Section 6.1 and (ii) a warrant or warrants to purchase the number of shares of Common Stock fixed in accordance with the conversion in Section 6.1.

                                   ARTICLE 7
                                  VOTING RIGHTS

         The Holders of the Series H Preferred Stock have no voting power, except as otherwise provided by the General Corporation Law of the State of Delaware (the "DGCL"), in this Article 7, and in Article 8 below.

         Notwithstanding the above, the Corporation shall provide each Holder of Series H Preferred Stock with prior notification of any meeting of the shareholders (and copies of all proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice thereof to each Holder at least 30 days prior to the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, together with a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

         To the extent that under the DGCL the vote of the Holders of the Series H Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Series H Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the outstanding shares of Series H Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. To the extent that under the DGCL Holders of the Series H Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series H Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders. Holders of the Series H Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of all proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the DGCL.

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                                   ARTICLE 8
                             PROTECTIVE PROVISIONS

         So long as shares of Series H Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided in the DGCL) of the Holders of at least a majority of the then outstanding shares of Series H Preferred Stock:

         (a) alter or change the rights, preferences or privileges of the Series H Preferred Stock;

         (b) create any new class or series of capital stock having a preference over the Series H Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation ("SENIOR SECURITIES") or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series H Preferred Stock;

         (c) increase the authorized number of shares of Series H Preferred Stock; or

         (d) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the Holders of shares of the Series H Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code of 1986, as hereafter from time to time amended).

                  In the event Holders of least a majority of the then outstanding shares of Series H Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series Preferred Stock, pursuant to subsection (a) above, so as to affect the Series H Preferred Stock, then the Corporation will deliver notice of such approved change to the Holders of the Series H Preferred Stock that did not agree to such alteration or change (the "DISSENTING HOLDERS") and Dissenting Holders shall have the right for a period of 30 days to convert pursuant to the terms of this Certificate of Designation as in effect prior to such alteration or change or to continue to hold their shares of Series H Preferred Stock.

                                   ARTICLE 9
                                  MISCELLANEOUS

         SECTION 9.1 Loss, Theft, Destruction of Preferred Stock

         Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series H Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series H Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series H Preferred Stock, new shares of Series H Preferred Stock of like tenor. The Series H Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 9.1 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series H Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter

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

enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

         SECTION 9.2 Who Deemed Absolute Owner

         The Corporation may deem the Person in whose name the Series H Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series H Preferred Stock for the purpose of receiving payment of dividends on the Series H Preferred Stock, for the conversion of the Series H Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series H Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

         SECTION 9.3 Fundamental Corporate Change

         In the case of the occurrence of any Fundamental Corporate Change described in Section 5(b), the Corporation shall cause to be mailed to the Holder of the Series H Preferred Stock at its last address as it appears in the Corporation's security registry, at least 20 days prior to the applicable record, effective or expiration date specified in connection therewith (or, if such 20 days notice is not possible, at the earliest possible date prior to any such record, effective or expiration date), a notice stating (x) the date on which a record is to be taken for the purpose of such corporate action, or if a record is not to be taken, the date as of which the Holders of record of Series H Preferred Stock to be entitled to any dividend, distribution, issuance or granting of rights, options or warrants are to be determined or the date on which such Fundamental Corporate Change is expected to become effective, and (y) the date as of which it is expected that Holders of record of Series H Preferred Stock will be entitled to exchange their shares for securities, cash or other property deliverable upon such Fundamental Corporate Change.

         SECTION 9.4 Register

         The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series H Preferred Stock. Upon any transfer of the Series H Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the register of Series H Preferred Stock.

         SECTION 9.5 Withholding

         To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series H Preferred Stock.

         SECTION 9.6 Headings

         The headings of the Articles and Sections of this Certificate of Designation are inserted for convenience only and do not constitute a part of this Certificate of Designation.

         SECTION 9.7 Severability

         If any provision of this Certificate of Designation, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                            [SIGNATURE PAGE FOLLOWS.]

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer on June 29, 2001.


                                        EQUITEX, INC.



                                        By: /s/ Thomas B. Olson
                                            -----------------------
                                            Name: Thomas B. Olson
                                            Title: Secretary